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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

         Commission File Number 333-36736, 333-36736-01 & 333-36736-02

                          Hollywood Theaters, Inc.
                       Hollywood Theater Holdings, Inc.
                           Crown Theatre Corporation
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             (Exact name of registrant as specified in its charter)

          2911 Turtle Creek Blvd., Dallas, Texas 75219 (214/528-9500)
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  10 5/8% Senior Subordinated Notes due 2007
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: zero (0)

Pursuant to the requirements of the Securities Exchange Act of 1934, Hollywood Theaters, Inc., Hollywood Theater Holdings, Inc. and Crown Theatre Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: May 12, 1999                  By:  /s/ James R. Featherstone
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                                        James R. Featherstone,
                                        Chief Financial Officer